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                                                                Exhibit 10.34

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          AMENDED AND RESTATED INTELLECTUAL PROPERTY LICENSE AGREEMENT

                  This Amended and Restated Intellectual Property License Agreement ("AGREEMENT"), originally dated as of September 29, 1999 ("EFFECTIVE DATE"), and thereafter amended as of October 1, 2000, by and between Weight Watchers International, Inc., a Virginia corporation ("LICENSOR"), and WeightWatchers.com, Inc., a Delaware corporation ("LICENSEE") (each of Licensor and Licensee, a "PARTY", and collectively, the "PARTIES"), hereby is amended and restated as of September 10, 2001, by and between Licensor and Licensee.

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, Licensor, directly or through certain Affiliates (as defined herein), owns and operates a weight loss business;

                  WHEREAS, Licensor is developing a presence for its business in the Electronic Medium (as defined herein), pursuant to which products and services related to Licensor's business are offered for sale and information related to Licensor's business is distributed (collectively, the "LICENSOR OBJECTIVES");

                  WHEREAS, Licensee is creating, operating and maintaining an on-line business that can provide Licensor with a means of achieving the Licensor Objectives, as well as providing Licensee with a means of pursuing other online business ventures related to Licensor's business (together with Licensor Objectives, the "LICENSEE OBJECTIVES");

                  WHEREAS, Licensor desires to grant to Licensee, and Licensee desires to obtain from Licensor, a license to use certain trademarks, domain names and information related to Licensor's business for Licensee's use in connection with Licensee's pursuit of the Licensee Objectives, subject to the terms and conditions herein;

                  NOW, THEREFORE, for good and valuable consideration, including that stated in Article 4 herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1.         DEFINITIONS.

                  Section 1.1. "AFFILIATE" shall mean any Person (other than Licensee) which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another Person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  Section 1.2. "APPROVED E-COMMERCE ACTIVITIES" shall mean (i) E-Commerce Activities that have been approved by Licensor pursuant to the approval process set forth in

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Section 4.4 hereof, and (ii) any other activities that are requested by Licensor and performed by Licensee pursuant to Licensor's instructions, in accordance with the Service Agreement dated as of the date hereof between Licensor and Licensee ("SERVICE AGREEMENT").

                  Section 1.3. "BUSINESS" shall mean the conduct of a business related to weight management and/or healthy lifestyles, which business shall utilize the Weight Watchers Program and the Licensed Materials.

                  Section 1.4. "DERIVATIVE WORKS" shall mean all updates, improvements, modifications, revisions or enhancements to or derivative works based upon the Licensed Materials.

                  Section 1.5. "E-COMMERCE ACTIVITIES" shall mean (i) those activities performed by Licensee in accordance with the Service Agreement, and
(ii) those activities Licensee desires to conduct in the Electronic Medium in connection with its conduct of the Business, including, without limitation, those activities set forth on Schedule A to this Agreement (which is attached hereto and made a part hereof).

                  Section 1.6. "ELECTRONIC MEDIUM" shall mean the Internet and any other related or similar forms of interactive and connected electronic delivery or digital transmission that now exist or may hereafter be developed, including but not limited to digital wireless or digital broadband. For the avoidance of doubt, products such as CD-ROM that can be procured and installed separately and have a user-interactive functionality will be part of the Electronic Medium solely if any of their functionality requires a connection (either permanent or occasional) to the Internet or any other interactive digital transmission facility.

                  Section 1.7. "FRANCHISEE" shall mean any and all franchisees of Licensor.

                  Section 1.8. "LICENSEE BUSINESS MATERIALS" shall mean any and all (i) content (whether text, graphic, video or any other materials) published or otherwise displayed in the Electronic Medium and (ii) advertising, public relations, promotional materials and packaging used either in or out of the Electronic Medium; in each case in connection with Licensee's conduct of the Business in the Electronic Medium and that incorporate or refer to the Licensed Property, in whole or in part.

                  Section 1.9. "LICENSED MATERIALS" shall mean any text, artwork, photographs, transfers, designs, graphic or pictorial or other similar material, including any and all advertising, public relations and promotional materials, owned by Licensor (or by third parties, subject to Section 2.2) and used by Licensor in connection with the Weight Watchers Program, including but not limited to those materials set forth on Schedule B to this Agreement (which is attached hereto and made a part hereof), and any other materials or information owned by Licensor (or by third parties, subject to Section 2.2) and furnished by Licensor, from time to time and in Licensor's sole discretion, to Licensee, and any Derivative Works created by either Licensee or Licensor.

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                  Section 1.10. "LICENSED PROPERTY" shall mean, to the extent of
Licensor's interest therein and subject to Third Party Agreements, the Licensed Materials (including Derivative Works created by either Licensee or Licensor) and the Licensed Trademarks.

                  Section 1.11. "LICENSED TRADEMARKS" shall mean any trademarks and service marks, trade names, brand names, corporate names, domain names, logos, trade dress, and other words, designations, labels, symbols, designs, colors, color combinations or product configurations, whether registered or unregistered, that are owned by Licensor and used in connection with Licensor's Business during the Term.

                  Section 1.12. "PERSON" shall mean any individual, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association, and their respective heirs, executors, administrators, legal representatives, successors and assigns.

                  Section 1.13. "PROGRAM INFORMATION" shall mean certain terminology owned by Licensor and used by it in connection with the Weight Watchers Program and certain information owned and developed by Licensor for use in connection with the development, manufacture, marketing and distribution of products and services in accordance with such Weight Watchers Program and the calculation of Points(R) or other measurements relating thereto, as such terminology and information may exist from time to time.

                  Section 1.14. "SITES" shall mean those websites and pages developed, produced and maintained by, or at the direction of, Licensee on the Internet and any successors or extensions thereof.

                  Section 1.15. "TERM" shall have the meaning set forth in
Section 8.1.

                  Section 1.16. "THIRD PARTY AGREEMENTS" shall mean Licensor's pre-existing agreements with third parties, including without limitation (i) Licensor's agreements with Franchisees, and any similar agreements entered into by Licensor in the future to settle the Third Party Claims set forth on Schedule I to this Agreement (which is attached hereto and made a part hereof) or claims that are substantially similar thereto, and (ii) the Operating Agreement executed on September 29, 1999 between Licensor and H.J. Heinz Company ("HEINZ").

                  Section 1.17. "WEIGHT WATCHERS DOMAIN NAMES" shall mean those domain names set forth on Schedule C to this Agreement (which is attached hereto and made a part hereof), that Licensor previously registered, and any other domain names registered by Licensor after the date of this Agreement, which Licensor uses, has used or intends for Licensee to use in connection with its conduct of the Business in the Electronic Medium.

                  Section 1.18. "WEIGHT WATCHERS PROGRAM" shall mean current and future eating or lifestyle regimens to facilitate weight loss or weight control employed, designed, marketed or



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adopted in any part of the world by or on behalf of Licensor, Licensor's
Affiliates or Franchisees.

                  Article 2. GRANT OF LICENSE.

                  Section 2.1. LICENSE TO USE LICENSED TRADEMARKS. During the Term, and subject to the terms and conditions herein (including the approval process in Section 4.4 below) and to the provisions of any Third Party Agreements, Licensor hereby grants to Licensee: (a) the exclusive right to use the Licensed Trademarks as or part of a domain name for a Site; (b) the exclusive right to use the Licensed Trademarks in the Electronic Medium in connection with the Business (and any other business that uses any of the Licensed Trademarks in which Licensor is engaged during the Term), except that Licensor, its Affiliates and its licensees (other than Licensee) may use the Licensed Trademarks in the Electronic Medium for the advertising and marketing of products and services that are sold or offered outside the Electronic Medium;
(c) the exclusive right to use the Weight Watchers Domain Names; (d) the non-exclusive right to use the Licensed Trademarks in the Electronic Medium or outside the Electronic Medium in connection with advertising and marketing activities relating to the Approved E-Commerce Activities within the scope of the Business; and (e) the non-exclusive right to use the Licensed Trademark WEIGHT WATCHERS as part of its company name.

                  Section 2.2. LICENSE TO USE LICENSED MATERIALS. During the Term, and subject to the terms and conditions herein (including the approval process in Section 4.4 below) and to the provisions of any Third Party Agreements, Licensor hereby grants to Licensee (a) the exclusive right to use and reproduce the Licensed Materials solely in connection with the public performance and display thereof in the Electronic Medium; and (b) a non-exclusive right to modify, revise, alter the Licensed Materials or otherwise create Derivative Works solely for purposes of Licensee's Business. In each instance, Licensee shall be limited to using the Licensed Materials solely in connection with Licensee's conduct of the Business in the Electronic Medium. Any materials or content owned by third parties that would constitute "Licensed Materials" if they were owned by Licensor shall be included within the definition of "Licensed Materials" for all purposes herein, PROVIDED that (i) Licensee shall pay all additional costs, if any, associated with obtaining Licensee's right to use such materials or content pursuant to this Agreement (except that Licensor shall pay any such costs if such materials or content constitute a core aspect of the Weight Watchers Program); (ii) Licensor shall use its reasonable efforts to assist Licensee in obtaining such rights from any such third parties; PROVIDED that if such materials or content constitute a core aspect of the Weight Watchers Program, Licensor shall obtain Licensee's right to use such materials or content from any such third parties; and (iii) the consent of any such third parties, if required, for Licensee's right to use such materials or content is obtained.

                  Section 2.3. EXCLUSIVITY OF RIGHTS. Subject to any Third Party Agreements, to the extent the rights granted to Licensee in Sections 2.1 and 2.2 are exclusive, such rights shall be exclusive even as against the Licensor and Licensor shall not license or grant any such rights to any other Person. Notwithstanding the foregoing, nothing in Sections 2.1 or 2.2 shall prevent


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Licensor or its Affiliates from using, or permitting or licensing third parties to use, the Licensed Trademarks in the Electronic Medium for the advertising and marketing of products and services that are sold or offered outside the Electronic Medium.

                  Section 2.4. RIGHTS CONVEYED TO THIRD PARTIES. Licensee acknowledges that its rights under this Agreement with respect to the Licensed Property shall be subject to those rights granted by Licensor to Heinz and to Franchisees pursuant to the applicable Third Party Agreements. Without limiting the foregoing, Licensee covenants and agrees to perform the following obligations pertaining to the Licensed Property agreed upon by Licensor pursuant to the Third Party Agreements: (i) providing access by display of a hyperlink or other means of transfer to certain Heinz websites, as set forth in Section 2.07(b)(iii)(B) of the Third Party Agreement with Heinz; (ii) paying the Online Commission and eTools Commission to Franchisees (other than those Franchisees in which Licensor or an Affiliate of Licensor now or hereafter, directly or indirectly, owns a majority of the equity interests), as set forth in Sections
1.3 and 1.4 of the Franchisee Promotion Agreement dated as of August 23, 2001, whether such commissions are paid directly to Franchisees by Licensee or, at Licensor's option, paid to Licensor for payment by Licensor to Franchisees, and
(iii) providing access by display of a hyperlink or other means of transfer to certain Franchisee websites, as set forth in Section 2.3 of the Amendment to Franchise Agreement dated as of August 23, 2001.

                  Section 2.5. RIGHT TO SUBLICENSE. During the Term, and subject to the terms and conditions herein and the provisions of any Third Party Agreements, Licensor hereby grants to Licensee the right to sublicense its rights under Section 2.1 and 2.2 hereof to third parties, PROVIDED that Licensee receives prior written approval from Licensor in accordance with Section 4.4.

                  Section 2.6. OWNERSHIP OF DERIVATIVE WORKS. Licensor shall be the owner of all rights, title and interest (including intellectual property rights) in and to any Derivative Works created by Licensee in connection with Licensee's use of Licensed Materials pursuant to Licensee's conduct of the Business; PROVIDED, however, that "Derivative Works" shall not include, and Licensee shall retain all rights, title and interest (including intellectual property rights) in and to: (i) any software programs (including computer code) or processes created solely by Licensee in connection with its conduct of the Business, but not the Licensed Materials or Derivative Works incorporated in such programs or processes; and (ii) any hardware, equipment or other technology used by Licensee in connection with Licensee's conduct of the Business.

                  Section 2.7. RESERVATION OF RIGHTS. Licensor reserves all rights to use the Licensed Materials other than those rights expressly granted herein.

                  Article 3. PAYMENTS AND FEES.

                  Section 3.1. PAYMENTS. The Parties acknowledge that Licensee issued to Licensor 3,298,680 shares of its Common Stock, par value $0.01 (reflecting the April 28, 2000


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stock split), in consideration for the licenses and rights granted herein.

                  Section 3.2. ROYALTY. In addition to the consideration described herein in Section 3.1, in consideration for the licenses and rights granted herein, Licensee shall also timely pay to Licensor all royalties as set forth on Schedule D to this Agreement (which is attached hereto and made a part hereof) in the manner set forth therein.

                  Section 3.3. METHOD OF PAYMENT. Unless otherwise agreed by the Parties in writing, all payments due under this Agreement shall be made by wire transfer of immediately available funds to an account specified by Licensor to Licensee.

                  Section 3.4. ACCOUNTING. During the Term, Licensee shall prepare in accordance with U.S. generally accepted accounting principles a full and accurate statement setting forth, with respect to each previous calendar quarter, all Net Revenues (as defined in Schedule D) earned by Licensee in connection with its conduct of the Business, collectively and as individually attributable to each Approved E-Commerce Activity, and broken down by the country from which such revenues originate and are received (such statement, a "REPORT"). An appropriate officer of Licensee shall certify in writing that each such Report is complete and correct (such certification, an "OFFICER'S CERTIFICATION"). Licensee shall provide such Report and Officer's Certification to Licensor, at the same time that it makes the quarterly payments due under
Section 3.2 hereof.

                  Section 3.5. BOOKS AND RECORDS. Licensee shall keep and maintain at its U.S. corporate headquarters or, to the extent it conducts any portion of the Business in or directed toward another jurisdiction, at the corporate headquarters for Licensee in such other jurisdiction, complete books and records of all Net Revenues earned in connection with its conduct of the Business, including the calculation of royalties. Such books and records shall, in all instances, be maintained in accordance with U.S. generally accepted accounting principles in addition to any other books and records Licensee may maintain for other purposes. During the Term, for a period of three (3) years and ninety (90) days after each calendar year ("REPORTING CYCLE"), Licensee shall keep all such books and records pertaining to such year in good order and available for inspection by Licensor pursuant to the procedures set forth in this Article 3. After each Reporting Cycle, no amounts within such period may be disputed by Licensor, and such records may be discarded at Licensee's sole discretion.

                  Section 3.6. AUDIT AND INSPECTION. Licensor or its duly authorized representatives shall have the right, no more than one (1) time in any given calendar quarter, to inspect or audit the books and records described in Section 3.5 hereof at Licensee's U.S. corporate headquarters or Licensee's corporate headquarters for any other jurisdiction in which Licensee conducts the Business, at any time during normal business hours and upon reasonable advance notice. If any such audit reveals that Licensee has underpaid the royalties owed to Licensor during any given quarter, Licensee shall forthwith (i) pay to Licensor all royalties not paid plus an amount equal to 50% of such amount, and,
(ii) if the amount of such royalties not paid in any given quarter is ten percent (10%) or more than the amount of royalties that should have been paid during such


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quarter, Licensee also shall pay forthwith to Licensor any reasonable out-of-pocket expenses incurred by Licensor to conduct the audit, up to a maximum of $100,000 per audit.

                  Article 4. CONDUCT OF OPERATIONS.

                  Section 4.1. STANDARDS OF QUALITY. Licensee shall at all times and in all respects conduct its Business in a first-class manner so as to reflect credibly on Licensor and shall take no action so as to injure, damage, or render less valuable any of the Licensed Property or, where applicable, any goodwill associated therewith. Without limiting the generality of the foregoing or of any of Licensor's approval rights as set forth herein, Licensee shall not publicly perform or publicly display any material that Licensor considers, in its good faith discretion, to be offensive or indecent, nor shall Licensee permit any links (i) from any Site that can be accessed by a Weight Watchers Domain Name to any website that contains material that Licensor considers, in its good-faith discretion, to be offensive or indecent or (ii) (to the extent practicable) from any website that contains material Licensor considers, in its good faith discretion, to be offensive or indecent to any Site that can be accessed by a Weight Watchers Domain Name.

                  Section 4.2. USE OF LICENSED TRADEMARKS. In addition to the Standards of Quality set forth in Section 4.1 hereof and subject to the approval process set forth in Section 4.4 below, Licensee shall use the Licensed Trademarks in good faith, in a dignified manner, in a manner consistent with Licensor's high standards of, and reputation for quality, in a manner consistent with Licensee's own current standards for quality, in a manner consistent with Licensor's Trademark Usage Guidelines set forth on Schedule F (which is attached hereto and made a part hereof), which Licensor may in good faith amend from time to time, PROVIDED such amendments shall not be applicable or effective until Licensor provides Licensee with 30 days written notice of the same, and in accordance with good trademark practice wherever the Licensed Trademarks are used.

                  Section 4.3. LICENSEE BUSINESS CRITERIA. Without limiting the generality of the foregoing or of any of Licensor's approval rights as set forth herein, Licensee shall at all times and in all respects conduct its Business and use the Licensed Property in a manner that conforms and is consistent with the Licensee Business Criteria set forth in Schedule E (which is attached hereto and made a part hereof), which Licensor may in good faith amend from time to time, PROVIDED such amendments shall not be applicable or effective until Licensor provides Licensee with 30 days written notice of the same.

                  Section 4.4. APPROVAL PROCESS. (a) Licensee shall submit to Licensor in the manner set forth herein: (i) copies of any and all new Licensee Business Materials it intends to use (whether itself or by a third-party on its behalf), and (ii) a detailed written description of any and all new E-Commerce Activities, any proposed sublicense arrangements, any proposed use of the Data (as defined in Article 13) for purposes of soliciting or communicating with Persons accessing the Site, and (iii) any new marketing or operating strategy, policy or plan (collectively referred to herein as "PLANS") it develops in connection with its conduct of the Business. Licensor shall review such Licensee Business Materials and proposals to conduct E-Commerce


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Activities and Plans for the purpose of determining whether or not they conform, or are consistent, with the Licensee Business Criteria and any other applicable provision of this Agreement. Subject to Section 4.4(b) below, Licensor shall in good faith approve or disapprove Licensee's proposed use of such materials as promptly as practicable after receipt of such materials or of Licensee's written request in connection therewith, but in the case of Licensee Business Materials, by not later than five (5) business days after receipt by Licensor of Licensee's request, and with respect to all E-Commerce Activities and Plans, by not later than thirty (30) days after receipt by Licensor of Licensee's request. In the event Licensor rejects any request, Licensor shall provide Licensee with a written explanation therefor, which explanation shall state with specificity how or why the materials, activities, strategies or plans presented or proposed fail to conform, or otherwise are inconsistent, with the Licensee Business Criteria or the provisions of this Agreement. Licensor shall have the right to rescind any approval given pursuant to this Section 4.4(a) on thirty (30) days prior written notice to Licensee, if in good faith it determines that the continued use of such Licensee Business Material, E-Commerce Activities and/or Plans conflicts with, no longer conforms with, is no longer applicable to, or may in any way harm the integrity or quality of, the then current Licensee Business Criteria, Licensed Property or Weight Watchers Program.

                  (b) Licensee Business Materials not approved or rejected within the approval period set forth above shall be deemed approved, PROVIDED that such materials conform to all of the requirements set forth in this Agreement. Notwithstanding the foregoing, Licensor shall have the right, subject to Section 4.5 below, at any time within sixty (60) days following the date such materials are deemed approved pursuant to this Section 4.4(b), to reject Licensee's proposed use of such Licensed Business Materials that it in good faith determines do not conform with, are not consistent with, is no longer applicable to, or may in any way harm the integrity or quality of, the then current Licensee Business Criteria, Licensed Property or Weight Watchers Program and any other applicable provision of this Agreement. In the event Licensor rejects the use of any materials during such 60-day period, Licensee's use of the applicable Licensed Business Materials prior to receipt of such rejection notice and for 30 days thereafter shall not be deemed to be a breach of this Agreement.

                  (c) Any materials or requests that previously have been approved by Licensor pursuant to Section 4.4(a) above do not need to be resubmitted for approval in connection with any subsequent use or request unless the original approval was limited to a specified use, instance or duration. Licensee shall not display, publish or otherwise use any Licensee Business Materials that have not been approved pursuant to the approval process set forth herein, and Licensee shall not conduct any activities in connection with its conduct of the Business other than the Approved E-Commerce Activities that follow approved Plans.

                  Section 4.5. THE INTERNET OPERATING COMMITTEE. During the Term of this Agreement, in the event of a dispute between Licensor and Licensee relating to the approval process set forth in Section 4.4 above, or any other dispute relating to the use of the Licensed Property set forth in Sections 4.1,
4.2 and 4.3 above, either Party may appeal ("APPEALING PARTY") to the Internet Operating Committee, which shall be created by Licensor and Licensee to


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consider and resolve such disputes from time to time (and shall be described more fully in Schedule G to this Agreement, which is attached hereto and made a part hereof) in the manner set forth below. The Appealing Party shall send written notice ("APPEAL NOTICE") to the other Party ("DEFENDING PARTY") of its intent (and the basis therefor) to appeal to the Internet Operating Committee. If the Parties have not reached an agreement within five (5) business days of the Defending Party's receipt of the Appeal Notice, (i) the Appealing Party shall promptly submit to the Internet Operating Committee copies of all materials or other information originally submitted by Licensee to Licensor for approval, and copies of all correspondence between the Parties concerning the use of the applicable materials, activities and plans, including the approval or rejection thereof, and (ii) each Party shall submit a written statement explaining its basis for the appeal or its basis for opposing the appeal, as applicable (such materials, collectively, "MATERIALS FOR APPEAL"). Any Materials For Appeal sent to the Internet Operating Committee shall be sent simultaneously to the other Party. Upon receipt of all of the Materials For Appeal described herein, the Internet Operating Committee shall consider the position of each of Appealing Party and the Defending Party and determine whether or not, in its reasonable opinion, the materials or activities presented or proposed conform, or otherwise are consistent, with the Licensee Business Criteria and the terms of this Agreement. The Internet Operating Committee shall issue a written summary of its findings and opinion to both Licensor and Licensee as promptly as practicable after its receipt of all of the Materials For Appeal. In the event that the Internet Operating Committee is deadlocked over any issue presented for appeal pursuant to this section, such issue shall be presented either to the CEO of Licensor or, if the CEO of Licensor is unavailable, a senior executive delegate of such individual, for resolution. The findings and opinion of the Internet Operating Committee or, in the event of a deadlock, the findings and opinion of the CEO of Licensor or that person's appointed delegate shall be final and binding upon both Licensor and Licensee. Disputes governed by this
Section 4.5 shall not be subject to arbitration pursuant to Section 8.3, EXCEPT that a party may appeal, pursuant to Section 8.3, the findings and opinion of the CEO (or that person's appointed delegate) hereunder solely on the ground that such findings and opinion were rendered in bad faith.

                  Section 4.6. CORPORATE NOTICES. Licensee shall, at the option of Licensor, include on all Licensee Business Materials and/or display in connection with its publication of any Licensed Property in the Electronic Medium (i) an indication of the current or historical relationship between the Parties hereto, (ii) Licensee's status as a separate corporation or other separate business entity, and (iii) Licensor's ownership of the Licensed Property, in each case in the reasonable form to be supplied by Licensor from time to time.

                  Section 4.7. COMPLIANCE. Licensee shall at all times comply with all statutes, laws, rules, directives, regulations and sound industry practice pertaining to the Business and the use of the Licensed Property, including, without limitation, any of the foregoing with respect to export controls and data privacy.

                  Section 4.8. LIABILITY. Except as set forth herein, as between Licensor and Licensee, Licensee hereby assumes all liability that may arise from services rendered to customers and liability for injuries to and by servants, agents, employees or the general public in


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connection with operation by Licensee of the Business. Licensor hereby assumes all liability which may arise from the following activities: (i) Licensee's sale of any products on Licensor's behalf, PROVIDED that Licensee's sale of such products is consistent with the terms of this Agreement and such liability is not the product of Licensee's bad faith, misconduct or negligence; and (ii) Licensee's publication or display of any Licensed Property provided by Licensor that was created by Licensor, its agents, Affiliates or Franchisees, PROVIDED that Licensor shall not assume any liability which may arise from (x) a revision, alteration or other change (other than as directed by Licensor or its agents or its Affiliates) to the Licensed Property by or on behalf of Licensee, or (y) Licensee's use of the Licensed Property in a manner that is inconsistent with the terms of this Agreement.


                  Article 5. LICENSOR OBLIGATIONS. During the Term, Licensor shall undertake the following obligations:

                  Section 5.1. PROVISION OF LICENSED PROPERTY. Following the execution of this Agreement, Licensor shall provide Licensee with copies of exemplars that were not already provided to Licensee of material uses of Licensed Materials and Licensed Trademarks or as otherwise agreed upon by the Parties or their respective representatives or agents. Thereafter, Licensor shall promptly provide Licensee with copies of any new Licensed Materials developed and any new Licensed Trademarks.

                  Section 5.2. COOPERATION WITH MARKETING EFFORTS AND WEIGHT WATCHERS PROGRAM INNOVATION. Licensor shall make reasonable and good faith efforts to consult and cooperate regularly (but not less than once per calendar quarter) with Licensee for the purpose of exchanging with reasonable lead time information about market trends and its advertising, marketing and promotional activities and plans and its Weight Watchers Program innovation plans.

                  Section 5.3. CONSULTATION. Licensor shall arrange for Licensor's staff to be available from time to time, as may reasonably be requested by Licensee, for consultation with Licensee's staff regarding Licensee's use of the Licensed Materials, including but not limited to the Program Information, in connection with Licensee's conduct of the Business in the Electronic Medium.

                  Article 6. LICENSEE OBLIGATIONS. During the term of this Agreement, Licensee shall undertake the following obligations:

                  Section 6.1. PROVISION OF DERIVATIVE WORKS. Following the execution of this Agreement and during the Term, Licensee shall provide Licensor with copies of any Derivative Works that were not already provided to Licensor and were created and used in connection with Licensee's conduct of the Business. Thereafter, Licensee shall provide Licensor with copies of any new Derivative Works it creates and uses within a reasonable period of time.



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                  Section 6.2. CONSULTATION. Licensee shall arrange for
Licensee's staff to be available from time to time, as may reasonably be requested by Licensor, to consult with Licensor's staff regarding issues that arise with respect to Licensee's conduct of the Business.

                  Article 7. OWNERSHIP OF LICENSED PROPERTY.

                  Section 7.1. OWNERSHIP OF LICENSED TRADEMARKS. (a) Licensor represents and Licensee acknowledges that as between the Parties, Licensor is the owner of all rights, title and interest in and to the Licensed Trademarks and is the owner of any and all goodwill attached to the Licensed Trademarks, including that which is developed pursuant to Licensee's use in connection with the conduct of the Business.

                  (b) Licensee shall be considered a "related company" to Licensor, as that term is defined by the U.S. Lanham Act, such that any and all goodwill arising from Licensee's use of the Licensed Trademarks shall inure solely to the benefit of Licensor. Licensee further acknowledges and agrees that its use of any of the Licensed Trademarks shall at all times be as licensee for the account and benefit of Licensor. To the extent that any rights in and to any of the Licensed Trademarks are deemed to accrue to Licensee anywhere in the world pursuant to this Agreement or otherwise, Licensee hereby assigns, at such time as they may be deemed to accrue, any and all such rights to Licensor, and will take all actions as may be necessary to effectuate such assignment.

                  (c) During the Term, Licensee shall have the right to propose new trademarks, service marks, corporate names and domain names for use in connection with Licensee's conduct of the Business in the Electronic Medium (such marks, together with any new marks developed by Licensor during the Term, "NEW MARKS"). Licensor shall have the right, in its sole discretion, to approve Licensee's use of such New Marks and to determine whether to file applications to register such New Marks with the U.S. Patent and Trademark Office or other similar governmental office in any other jurisdiction. Any such applications shall be prosecuted in Licensor's name. Licensee shall bear all costs incurred in connection with such prosecution. Any and all such New Marks shall be considered Licensed Trademarks, and any and all domain names within such New Marks shall be considered Weight Watchers Domain Names, for purposes of this Agreement.

                  (d) Notwithstanding anything to the contrary contained in this Agreement, Licensee shall not sell any products or fill any orders in any jurisdiction where the Licensed Trademarks or New Marks are not registered.

                  Section 7.2. OWNERSHIP OF LICENSED MATERIALS. Licensor represents and Licensee acknowledges that as between the Parties, Licensor is the owner of all rights, title and interest (including intellectual property rights) throughout the world in and to the Licensed Materials and any Derivative Works. In furtherance of Section 2.6, to the extent that any rights (including intellectual property rights) in and to any of the Licensed Materials or Derivative Works are deemed to accrue to Licensee anywhere in the world pursuant to this Agreement or otherwise,

Licensee hereby assigns any and all such rights, at such time as they may be deemed to accrue, to Licensor.

                  Article 8. TERM AND TERMINATION.

                  Section 8.1. TERM. The initial term of this Agreement ("INITIAL TERM") commences on the Effective Date and shall continue until the tenth (10th) anniversary thereof. Upon expiration of the Initial Term, this Agreement will automatically renew for additional, successive ten (10) year periods (each a "SUCCESSIVE TERM" and, together with the Initial Term, the "TERM"), unless terminated pursuant to the provisions of Section 8.2 hereof.

                  Section 8.2. TERMINATION. (a) If, at any time during the Term, Licensee (i) uses no Licensed Property for a continuous period of at least six months, or (ii) commits and fails to cure, within thirty (30) days following Licensor's written notice thereof, a material breach of the provisions of this Agreement, which material breach, if uncured, likely would cause the Licensed Property to be abandoned or render the Licensed Property invalid or unenforceable, Licensor shall have the right to terminate this Agreement upon written notice delivered to Licensee.

                  (b) Licensor shall have the right to terminate this Agreement immediately upon written notice to Licensee if (i) Licensee makes an assignment of all or substantially all of its assets for the benefit of creditors (other than Licensor); (ii) Licensee admits in writing its inability to pay debts as they mature; (iii) a trustee or receiver is appointed for a substantial part of Licensee's assets; or (iv) to the extent termination is enforceable under the U.S. Bankruptcy Code, a proceeding in bankruptcy is instituted against Licensee that is acquiesced in, is not dismissed within 120 days, or results in an adjudication of bankruptcy. The parties intend that this Agreement shall be construed as a contract for personal services, and that the reputation and identity of Licensee is a material condition to Licensor's grant of the license hereunder.

                  (c) Licensor shall have the right to terminate this Agreement immediately upon written notice to Licensee thereof if (i) Licensee has committed multiple, intentional material breaches of this Agreement and (ii) Licensor has, in each such instance, provided Licensee with written notice thereof pursuant to Section 8.3(a) hereof, PROVIDED, Licensor's written notice of termination contains a list and brief description of all such breaches.

                  (d) Except as otherwise set forth in this Section 8.2, the Agreement shall be terminable only upon the written consent of both Licensor and Licensee. Except as otherwise set forth in this Section 8.2, the breach by either Party of any provision of this Agreement, whether material or otherwise, shall not give either Party the right to terminate the Agreement; PROVIDED, however, that this provision shall not limit any other remedies available to the non-breaching Party, including the right to seek damages and injunctive relief.

                  (e) Upon termination, Licensee shall, within a reasonable period of time, but in no event longer than 30 days after the date of such termination, (i) return to Licensor (or, at Licensor's option and as per Licensor's instructions, shall destroy or otherwise dispose of) (A) all original copies of Licensed Materials provided to Licensee by Licensor and
(B) Derivative Works created by Licensee pursuant to the terms of this Agreement, and (ii) transfer title to any and all registrations for any domain names registered by Licensee that include or incorporate any Licensed Trademarks.

                  Section 8.3. ARBITRATION. (a) Subject to Section 4.5, in the event a controversy, claim or question of interpretation (each, a "CLAIM") arises with respect to either Party's obligations under this Agreement, or in the event that either Party believes the other Party has breached any provision hereof or defaulted any of its obligations hereunder (each, a "BREACH"), the Party making such Claim or alleging such Breach (the "FIRST PARTY") shall provide the other Party (the "SECOND PARTY") with written notice specifying the nature of such Claim or Breach in reasonable detail and specifying any corrective action the First Party desires the Second Party to undertake.

                  (b) Within five (5) days after receipt of such written notice, the Second Party shall provide written notice to the First Party of its intent to take the requested corrective action and promptly shall (i) initiate such corrective action at its sole cost and expense or (ii) provide written notice to the First Party explaining why it does not believe such requested corrective action is required under this Agreement.

                  (c) If (i) the Second Party has not complied with requested corrective action within thirty (30) days after receipt of written notice from the First Party; (ii) the Claim or Breach alleged is not capable of cure within thirty (30) days; (iii) the Second Party does not use its best efforts to cure such breach within such thirty (30) day period and make substantial progress toward cure; or (iv) the Second Party has indicated in writing its intent not to take such requested corrective action; then the First Party shall have the right to refer such Claim or dispute regarding a Breach to arbitration for final resolution.

                  (d) Any Claim or dispute regarding a Breach referred to arbitration for resolution shall be finally settled under the International Rules of the American Arbitration Association (the "RULES") by three arbitrators appointed in accordance with the Rules. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction. Any award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal. The arbitrators shall have the authority to award any relief or remedy available under applicable law, including without limitation specific performance of any obligation created hereunder, the awarding of punitive damages, the issuance of injunctive or other provisional relief, or the imposition of sanctions. Unless otherwise agreed by the Parties, the place of such arbitration shall be the Borough of Manhattan in The City of New York.

                  Section 8.4. SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The Parties acknowledge and agree that the obligations imposed on them in this Agreement are special, unique and of extraordinary character, and that in the event of breach by any party, damages may be an insufficient remedy. Consequently, each Party agrees that the other may seek specific performance (in addition to damages) as a remedy for the enforcement hereof without proof of actual damages. In addition, the Parties acknowledge that the arbitration undertaking set forth in Section 8.3 above shall not preclude them from seeking an injunction or other restraining order from any court of competent jurisdiction without proof of actual damages pending the outcome of such arbitration proceeding.

                  Section 8.5. BANKRUPTCY. The licenses with respect to the Licensed Property granted pursuant to Sections 2.1 and 2.2 hereof shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the "BANKRUPTCY CODE"), licenses to rights in "intellectual property" as defined in
Section 101 of the Bankruptcy Code. The Parties agree that Licensee shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event that a bankruptcy proceeding under the Bankruptcy Code is commenced by or against Licensor, Licensee shall be entitled, at its option, to retain all of its rights under this Agreement (including without limitation the rights and licenses granted under Article 2 hereof) pursuant to Section 365(n) of the Bankruptcy Code or receive a complete duplicate of, or complete access to, all then existing Licensed Materials that are subject to the license provisions hereunder, to the extent that such Licensed Materials constitute "intellectual property" under Section 101 of the Bankruptcy Code. If such Licensed Materials are not already in Licensee's possession, they shall be promptly delivered to Licensee upon Licensee's written request (i) upon any such commencement of a bankruptcy proceeding, unless Licensor elects to continue to perform all of its obligations under this Agreement; or (ii) upon the rejection of this Agreement by or on behalf of Licensor.

                  Article 9. INFRINGEMENT. Licensor and Licensee agree to notify each other immediately after either Party becomes aware of any actual or threatened infringement of the Licensed Property in or relating to the Electronic Medium. Licensor and Licensee may agree at a later date to pay jointly for an action alleging infringement of the Licensed Property or otherwise share such costs and any resulting damages, monetary judgment, settlement and/or compensation paid for such infringement. In the absence of such agreement, Licensor shall pay all costs and expenses associated with, and retain any and all such proceeds received in connection with any action relating to infringement of the Licensed Property.

                  Article 10. REPRESENTATIONS AND WARRANTIES.

                  Section 10.1. REPRESENTATIONS AND WARRANTIES OF LICENSOR AND LICENSEE. Licensor and Licensee each represents and warrants to the other Party that:

                  (a) This Agreement is a legal, valid and binding obligation of the warranting Party, enforceable against such Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

                  (b) The warranting Party is not subject to any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that would or might interfere with its performance of any of its material obligations hereunder; and

                  (c) The warranting Party has full power and authority to enter into and perform its obligations under this Agreement in accordance with its terms, and is not required to secure the consent, approval or waiver of any third party with respect to such performance.

                  Section 10.2. REPRESENTATIONS AND WARRANTIES OF LICENSOR. Licensor represents and warrants that it owns all right, title and interest in the Licensed Property or has the right to grant the licenses granted to Licensee hereunder with respect to the Licensed Property. Except as set forth on Schedule I to this Agreement, Licensor is not aware of any claims by any third parties challenging or otherwise pertaining to such ownership, and has no knowledge that any of the Licensed Property is being materially infringed upon by any third party.

                  Section 10.3. REPRESENTATIONS AND WARRANTIES OF LICENSEE. Licensee represents and warrants that (i) in the operation of the Site (but excluding any warranty with respect to the Licensed Property), it will not infringe or otherwise violate the rights of any third party, and (ii) it will use materials, resources and personnel in the operation of the Site of a quality and reliability level that is at least industry standard and equal to those utilized in the operation of comparable third-party sites. Licensee further warrants and represents that it has no knowledge of any claims by or against any third parties challenging or otherwise pertaining to the operation of the Site (but excluding any claims covered by Section 10.2 above).

                  Article 11. ASSIGNMENTS. Except as otherwise expressly set forth herein, Licensee shall not voluntarily, involuntarily or by operation of law assign or otherwise transfer this Agreement or any of its rights or duties hereunder in whole or in part to any third party (including, without limitation, a Change of Control of Licensee) without the prior written consent of the Licensor (which consent may be withheld by Licensor in its sole and absolute discretion), PROVIDED, however, that approval shall not be required for a sale of equity to the public in an initial public offering or a secondary offering. A "Change of Control" shall mean the occurrence of any of the following (i) a sale or other transfer of all or substantially all of the assets used by Licensee in connection with the Business, (ii) any "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than a Permitted Holder, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the voting stock (measured by voting power rather than number of shares) of the Licensee, and the Permitted Holders do not hold a higher percentage thereof or have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Licensee, or (iii) the Licensee consolidates or merges with or into any other Person, other than a consolidation or merger pursuant to a transaction in which the outstanding voting stock of the Licensee is changed into or exchanged for cash, securities or other property with the effect that no Person, other than a Permitted Holder, owns more than 35% of the voting stock (measured by voting power rather than number of shares) of the surviving corporation immediately following such transaction and the Permitted Holders do not hold a higher percentage thereof or have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the surviving corporation. "Permitted Holder" shall mean Artal Luxembourg S.A., Licensor or any affiliate thereof. Any purported assignment made in contravention of this Article 11 shall be null and void. Upon the occurrence of a Change of Control that has not been approved in advance and in writing by Licensor, this Agreement shall terminate.

                  Article 12. INDEMNIFICATION.

                  Section 12.1. LICENSEE'S OBLIGATIONS. Licensee hereby agrees that it shall indemnify, defend and hold harmless Licensor and its Affiliates and their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs and successors (the "LICENSOR INDEMNIFIED PARTIES") from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, interest, penalties and reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) ("LOSSES") imposed on, sustained, incurred or suffered by any of the Licensor Indemnified Parties relating to or arising out of any action, suit, claim or arbitration ("ACTION") filed by any third Person that arises out of or stems from (i) Licensee's use of the Licensed Property in a manner that is inconsistent with the terms of this Agreement; (ii) Licensee's conduct of its business, unless such Losses are covered by the indemnity in Section 12.2 below; or (iii) any breach of this Agreement by Licensee, including, without limitation, Section 13.2 below.

                  Section 12.2. LICENSOR'S OBLIGATIONS. Licensor hereby agrees that is shall indemnify, defend and hold harmless Licensee and its Affiliates and their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs and successors (the "LICENSEE INDEMNIFIED PARTIES") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by any of the Licensee Indemnified Parties relating to or arising out of any Action brought by any third Person that arises out of or stems from (i) Licensee's use of the Licensed Property in connection with Licensee's conduct of the Business in a manner that is consistent with the terms of this Agreement; or (ii) any breach of this Agreement by Licensor, including, without limitation, Section 13.2 below.

                  Article 13. USER PROFILE DATA AND PRIVACY.

                  Section 13.1. DATA OWNERSHIP. Subject to the provisions set forth in Section 13.2 and Article 14 hereof, Licensor and Licensee shall jointly own any information collected by Licensee from users through the Site or the Electronic Medium ("DATA"). Consistent with such joint ownership, Licensee shall keep such Data in a database and shall provide Licensor at all times with reasonable access to such database and the Data contained therein during the Term of this Agreement.

                  Section 13.2. PRIVACY. Licensor and Licensee shall at all times be bound (and shall require all employees and Affiliates to be bound) by the rules, regulations and privacy policies promulgated by Licensee or any applicable government entity or office with respect to use of Data and of Confidential Information. All privacy policies created by Licensee shall be subject to the approval process set forth in Section 4.4 above, and Licensee shall at all times ensure that an approved privacy policy is (i) established,
(ii) followed and (iii) displayed to Persons accessing the Site.

                  Section 13.3. USE OF DATA. Without limiting the foregoing and subject to Article

14 below, Licensee shall not be permitted to use any Data for purposes of soliciting or communicating with Persons accessing the Site without the prior approval of Licensor in accordance with Section 4.4. Unless otherwise clearly disclosed to those accessing the Site, either on the Site or via the Electronic Medium, all Data collected through the Site or via the Electronic Medium that pertains to such users individually shall be considered to comprise Confidential Information (as defined in Section 14.1), shall be kept confidential pursuant to the provisions of Article 14 hereof, and shall not be disclosed to third parties. Nothing herein shall prevent either Party from disclosing any of the Data to each other and any Affiliate, to the extent permitted by law and all Licensee privacy policies approved pursuant to Section 13.2.

                  Article 14. CONFIDENTIALITY.

                  Section 14.1. CONFIDENTIAL INFORMATION. "Confidential Information" shall mean written or oral information about the disclosing Party's business or activities that is proprietary or confidential, which shall include without limitation all business, financial and technical information of a Party, marketing and advertising strategies, user lists, and any other information of a Party marked or designated by such Party as confidential information; PROVIDED THAT information shall not be considered Confidential Information of a Party if it can be shown that such information; (i) is known to the recipient on the date of disclosure directly or indirectly from a source other than the providing Party and other than a source having an obligation of confidentiality to the providing Party; (ii) thereafter becomes known (independently of disclosure by the providing Party) to the recipient directly or indirectly from a source other than one having an obligation of confidentiality to the providing Party; or
(iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the recipient.

                  Section 14.2. PROTECTION OF CONFIDENTIAL INFORMATION. The Parties acknowledge and agree that, in connection with the performance of this Agreement, each may have access to certain Confidential Information of substantial value to the other party, which value would be impaired and which value would be difficult to quantify if such information were disclosed to third parties. Consequently, both Licensor and Licensee agree that, except as expressly permitted in this Agreement (including, without limitation, Article
13), or agreed upon by the Parties pursuant to the approval process set forth in
Section 4.4 hereof, neither Party may use in any way for its own account or for the account of any third party, nor disclose to any third party (other than an Affiliate where permitted by law), any such Confidential Information revealed to it by either Party, as the case may be. Licensor and Licensee further agree that each will use reasonable best efforts to protect the confidentiality of such Confidential Information. In the event of termination of this Agreement, there shall be no use or disclosure by either Party of any such Confidential Information in its possession, and all documents and materials incorporating, embodying, containing or otherwise pertaining to Confidential Information shall be returned to the rightful owner, or destroyed. The provisions of this Article shall survive the termination of this Agreement for any reason. Upon any breach or threatened breach of this Section 14.2, either Party shall be entitled to injunctive relief without need for proving irreparable harm and without need to post bond as security.

                  Section 14.3. PERMITTED DISCLOSURE. The Parties acknowledge and agree that each may disclose Confidential Information: (i) as required by law, regulation or court order; (ii) to their respective directors, officers, employees, attorneys, accountants, and other advisors, who are under an obligation of confidentiality, on a "need-to-know" basis; or (iii) in connection with disputes or litigation between the Parties involving such Confidential Information, in which case each Party shall endeavor to limit disclosure to such purpose. In the event a Party is required by law, regulation or court order to disclose any of the other Party's Confidential Information, such Party will promptly notify the other Party in writing prior to any such disclosure in order to facilitate seeking a protective order or other appropriate remedy from the proper authority. The disclosing Party agrees to cooperate with the other Party in seeking such order or other remedy. The disclosing Party further agrees that if such Party is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Confidential Information as it is required to disclose.

                  Article 15. MISCELLANEOUS PROVISIONS.

                  Section 15.1. RELATIONSHIP OF PARTIES. This Agreement shall not be construed to create a joint venture, partnership or the relationship of principal and agent between the parties hereto, nor to impose upon either party any obligations for any losses, debts or other obligations incurred by the other party, except as expressly set forth herein.

                  Section 15.2. NOTICES. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or internationally recognized overnight courier service or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

         IF TO LICENSOR:

                  Weight Watchers International, Inc.
                  175 Crossways Park West
                  Woodbury, NY  11797
                  ATTENTION:  Chief Executive Officer
                  TELECOPY:  (516) 390-1795

                  and to:

                  Weight Watchers International, Inc.
                  175 Crossways Park West
                  Woodbury, NY  11797

                                                                            20
                  ATTENTION:  General Counsel
                  TELECOPY:  (516) 390-1795


         IF TO LICENSEE:

                  WeightWatchers.com, Inc.
                  888 Seventh Avenue, 8th Floor
                  New York, NY  10106
                  ATTENTION:  Chief Executive Officer
                  TELECOPY:  (212) 315 - 0709

                  and to:

                  WeightWatchers.com, Inc.
                  888 Seventh Avenue, 8th Floor
                  New York, NY  10106
                  ATTENTION:  General Counsel
                  TELECOPY:  (212) 315 - 0709

                  Section 15.3. GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

                  Section 15.4. SURVIVAL. Articles 1, 12, 13, 14 and 15, Sections 2.6, 4.8, 7.1(a), 7.2, 8.2(e), 8.3, 8.4, and Sections 3.2-3.6 (to the
extent relating to royalties accruing prior to such event), 6.1 (to the extent relating to Derivative Works created prior to such event) shall survive any suspension, expiration or termination of this Agreement.

                  Section 15.5. FURTHER ASSURANCES. Licensor and Licensee agree to execute such further documentation and perform such further actions, including the recordation of such documentation with appropriate authorities, as may be reasonably requested by the other Party hereto to evidence and effectuate the grant of rights and allocation of ownership of the Licensed Property as set forth in this Agreement.

                  Section 15.6. ENTIRE AGREEMENT. This Agreement, including the various Schedules attached hereto (and the applicable provisions of the Service Agreement), shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

                  Section 15.7. AMENDMENTS. This Agreement (including this
Section 15.7) may not be modified or amended except by an agreement in writing signed by each of the Parties hereto.

                  Section 15.8. HEADINGS. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

                  Section 15.9. WAIVER. No failure of a Party to insist upon strict compliance by the other with any obligation or provision hereunder, and no custom or practice of the Parties at variance with the terms hereof, shall constitute a waiver of such Party's right to demand exact compliance with the terms of this Agreement.

                  Section 15.10. SEVERABILITY. If any provision of the Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. If any court or government entity rules that any portion of this Agreement is invalid, illegal or unenforceable to any extent in a particular jurisdiction, such ruling shall not render such provision or this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                  Section 15.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the date first above written.


                           WEIGHT WATCHERS INTERNATIONAL, INC.
                           ("Licensor")


                           By: /S/ ROBERT W. HOLLWEG
                               ------------------------------------------



                           WEIGHTWATCHERS.COM, INC.
                           ("Licensee")


                           By: /S/ SHARON A. FORDHAM
                               ------------------------------------------